Thor Announces Acquisition Of Towable Manufacturer Cruiser RV And DRV

ELKHART, Ind., Jan. 5, 2015 /PRNewswire/ -- Thor Industries, Inc. (NYSE: THO) today announced the acquisition of towable recreational vehicle manufacturer Cruiser RV (CRV) and luxury fifth wheel recreational vehicle manufacturer DRV by its Heartland Recreational Vehicles, LLC subsidiary, in a series of integrated transactions which included the purchase of equity interests, as well as the purchase of certain real estate used in the ongoing operations of the business. The total purchase price, paid in cash, is approximately $47.4 million, subject to post-closing adjustments.

"We are pleased to welcome CRV and DRV to the Thor family. Cruiser RV has a long history of building light-weight travel trailers that appeal to a broad base of RV consumers, while DRV brings a strong presence in the high-end fifth wheel market," said Bob Martin, Thor President and Chief Executive Officer. "We see a number of opportunities to leverage Thor's strength in purchasing and distribution to the CRV and DRV businesses, while utilizing their existing market strengths to enhance our overall position in lightweight travel trailers, which has been one of the fastest-growing segments of the RV market, as well as luxury fifth wheels, where we previously had a more limited presence."

Founded in 2002, Howe, Indiana-based Cruiser RV and DRV, will maintain their current production facilities, work force and management team after the acquisition. The combined companies generated sales of approximately $135 million in calendar year 2014. The newly acquired operations will become a part of Thor's Heartland subsidiary with a management structure reporting to Heartland President, Chris Hermon.

"We are excited by the opportunities we see as we welcome Cruiser RV and DRV to Heartland. With a successful history, solid production infrastructure, talented workforce and strong dealer base, there will be a number of broad-based benefits to this acquisition," said Chris Hermon, President of Heartland Recreational Vehicles. "With their production base in Howe and LaGrange, about 35 miles from Elkhart, CRV and DRV have a more stable workforce that is less affected by the recent tight labor conditions we've seen in Elkhart. In addition, as we look to grow our combined business over the long-term, we will have ample space to expand operations in Howe as demand increases, a luxury unavailable to Heartland at its existing production complex."

"At CRV and DRV, we are excited about teaming up with such strong financial partners as Thor and Heartland. They share our vision for continuing to provide our dealers and consumers with great products and reliable service. This transition offers us great potential to grow our businesses," said David Fought, CEO of CRV and DRV.

Jeff Fought, President of CRV added, "Thor has a strong history of successful acquisitions in our industry. Partnering with Heartland gives us the opportunity to continue our record of outstanding performance while maintaining the culture and leadership that has driven our success."

About Thor Industries, Inc.
Thor is the sole owner of operating subsidiaries that, combined, represent one of the world's largest manufacturers of recreational vehicles.

This release includes certain statements that are "forward looking" statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward looking statements are made based on management's current expectations and beliefs regarding future and anticipated developments and their effects upon Thor Industries, Inc., and inherently involve uncertainties and risks. These forward looking statements are not a guarantee of future performance. There can be no assurance that actual results will not differ from our expectations. Factors which could cause materially different results include, among others, price fluctuations, material or chassis supply restrictions, legislative and regulatory developments, the costs of compliance with increased governmental regulation, legal issues, the potential impact of increased tax burdens on our dealers and retail consumers, lower consumer confidence and the level of discretionary consumer spending, interest rate fluctuations, restrictive lending practices, management changes, the success of new product introductions, the pace of obtaining and producing at new production facilities, the pace of acquisitions, the integration of new acquisitions, the impact of the divestiture of the Company's bus business, the availability of delivery personnel, asset impairment charges, cost structure changes, competition, general economic, market and political conditions and the other risks and uncertainties discussed more fully in ITEM 1A of our Annual Report on Form 10-K for the year ended July 31, 2014 and Part II, Item 1A of our quarterly report on Form 10-Q for the period ended October 31, 2014. We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any change in our expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based, except as required by law.

CONTACT: Jeffery A. Tryka, CFA, Director of Corporate Development and Investor Relations, (574) 970-7912, jtryka@thorindustries.com